                                                                       EXHIBIT 4


                          Batchelder & Partners, Inc.
                     4180 La Jolla Village Drive, Suite 560
                          La Jolla, California  92037

David H. Batchelder                                 telephone:   (619) 456-6655
President                                           telecopier:  (619) 456-7969


                                 July 29, 1994
                                  (as amended)



Mr. Dennis R. Washington
101 International Way
Missoula, Montana 59802

Dear Dennis:

          This is to confirm our understanding that you have engaged Batchelder & Partners, Inc. to act as your non-exclusive advisor with respect to the investment in Mesa Inc. (the "Company"). "You" as used herein shall refer to Dennis R. Washington.

          In connection with this assignment, we will provide non-exclusive advice and assistance in formulating an investment strategy and any other such advice and assistance as you may require to achieve your investment objective.

          Our aggregate compensation for the services referred to above will be as follows:

     (a) In the event that you and/or any affiliate (singly or collectively, "Acquiror") purchase shares, warrants or other securities of the Company ("Securities") and thereafter realize a Profit (as hereinafter defined) with respect thereto, you will pay to us a fee equal to 15% of such Profit.

     Any fee payable to us shall be paid in cash at the consummation of the particular transaction giving rise to such fee. For purposes of subparagraph
(a) above, "Profit" shall mean the excess (if any) of the "Value" received by you upon the final disposition of the Securities over your "Total Cost" of the Securities sold. "Value" shall mean, (i) with respect to cash consideration, the amount of such cash; (ii) with respect to non-cash consideration consisting of marketable securities, the mean between the high and low trading prices of such securities on their principal trading market on the first trading day following issuance or transfer thereof to you; and (iii) with respect to non-cash consideration other than marketable securities, the fair value thereof as agreed by you and us. "Total Cost" shall mean the aggregate purchase price of acquiring such Securities, including commissions. Total Cost shall be appropriately adjusted to reflect any stock dividend, stock split, extraordinary cash or non-cash distribution or similar event. If substantially all, but not all of such Securities have been sold, a fee shall
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Dennis R. Washington                                               July 29, 1994

be paid pursuant to subparagraph (a) above equal to the Profit on such Securities sold based upon the Value received over the average cost per Security sold. If any such Securities have not been sold as of December 31, 1995, Profit shall be computed as if the remaining Securities were sold at the mean between the high and low trading prices of such Securities on their principal trading market on December 31, 1995, and, if the Profit so computed exceeds amounts previously paid pursuant to subparagraph (a) above, a fee shall be paid as if such Securities had been sold on that date. You agree to provide us a computation of Profit certified by a financial officer of Acquiror.

     In addition to the foregoing compensation, you shall reimburse us (or cause us to be reimbursed) for our reasonable and documented out-of-pocket expenses, which shall include the reasonable fee and disbursements of our counsel. We shall use counsel acceptable to both you and us. We shall not incur out of pocket expenses in excess of $25,000 without your consent.

     Since we will be acting on your behalf, you are agreeing to provide us with indemnification pursuant to the letter of even date herewith from you to us.

     It is understood that our services may be terminated by you or by us upon notice of the other party at any time and without liability or continuing obligation to you or to us (except for any compensation theretofore earned hereunder and expenses theretofore incurred and except that if you terminate our services and Acquiror realizes a Profit with respect to the Securities, then we shall be entitled to compensation pursuant to subparagraph (a) and the fourth paragraph hereof to the same extent as if our services had not been terminated). Notwithstanding the foregoing, the indemnity provisions described in the preceding paragraph shall survive such termination.

     Except as required by law, any advice (written or oral) rendered by us pursuant to this letter may not be disclosed publicly without our prior written consent, which consent shall not be unreasonably withheld.
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                                      -3-

Dennis R. Washington                                               July 29, 1994

     Please confirm that the foregoing is in accordance with your understanding by signing and returning the duplicate of this letter attached hereto, which shall thereupon constitute a binding agreement.

                         Very truly yours,

                         BATCHELDER & PARTNERS, INC.


                         By:  /s/ David H. Batchelder
                              ------------------------------
                              David H. Batchelder, President



Confirmed:

DENNIS R. WASHINGTON


By:    /s/ Dennis R. Washington
       ------------------------
       Dennis R. Washington

Date:  August 17, 1994
       ---------------
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                                 July 29, 1994



Batchelder & Partners, Inc.
4180 La Jolla Village Drive, Suite 560
La Jolla CA  92037

Gentlemen:

     In connection with your engagement to consult with Dennis R. Washington with respect to the matters contemplated by the letter from you to us of even date herewith, I hereby agree to indemnify and hold harmless you and your affiliates, the respective directors, officers, partners, agents, and employees of you and your affiliates and each other person, if any, controlling you or any of your affiliates, to the full extent lawful, from and against all losses, claims, damages, liabilities and expenses incurred by you and such other persons (including reasonable fees and disbursements of counsel) which (A) are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by me or (ii) actions taken or omitted to be taken by an indemnified person with my consent or in conformity with my actions or omissions or (B) are otherwise related to or arise out of your activities on my behalf under your engagement, and I will reimburse you and any other person indemnified hereunder for all expenses (including reasonable fees and disbursements of counsel) as they are incurred by you or such other indemnified person in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which you or any other indemnified person is a party. I will not be responsible, however, for any losses, claims, damages, liabilities or expenses pursuant to clause (B) of the preceding sentence which are finally judicially determined to have resulted primarily from the bad faith or gross negligence of the person seeking indemnification hereunder (although it is expressly intended that I will be responsible for any thereof that result from the negligence, other than gross negligence, of such person). I also agree that neither you, nor any of your affiliates, nor any director, officer, partner, agent or employee of you or any of your affiliates, nor any person controlling you or any of your affiliates, shall have any liability to me for or in connection with such engagement except for such liability for losses, claims, damages, liabilities or expenses incurred by me which is finally judicially determined to have resulted primarily from your bad faith or gross negligence as herein described. The foregoing agreement shall be in addition to any rights that you or any indemnified person may have at common law or otherwise, including, but not limited to, any right to contribution. I hereby consent to personal jurisdiction and service and venue in any appropriate court in which any claim which is subject to this agreement is brought against you or any other indemnified person.

     All attorney retainer agreements and/or experts or advisors not associated with Batchelder & Partners, Inc. shall be approved by Dennis R. Washington in writing before I shall be
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                                      -2-

Batchelder & Partners, Inc.                                        July 29, 1994



responsible for payment.  Such approval shall not be unreasonably withheld.

     It is understood that, in connection with your engagement, you may also be engaged to act for me in one or more additional capacities, and that the terms of the original engagement or any such additional engagement may be embodied in one or more separate written agreements. This indemnification shall apply to the original engagement, any such additional engagement and any modification of the original engagement or such additional engagement and shall remain in full force and effect following the completion or termination of your engagement(s).

                                            Very truly yours,

                                            DENNIS R. WASHINGTON

                                            /s/ Dennis R. Washington
                                            ------------------------
                                            By:  Dennis R. Washington

Accepted:

BATCHELDER & PARTNERS, INC.


By:  David H. Batchelder
     -------------------
Date:  July 29, 1994